UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported) August 29, 2013

Radian Group Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-11356	23-2691170
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1601 Market Street, Philadelphia, Pennsylvania	19103
(Address of Principal Executive Offices)	(Zip Code)

(215) 231 - 1000

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Definitive Material Agreement.

On August 29, 2013, Radian Guaranty Inc. (“Radian Guaranty”), the principal mortgage insurance subsidiary of Radian Group Inc. (the “Company”), entered into a Master Transaction Agreement (the “MTA”) with Federal Home Loan Mortgage Corporation (“Freddie Mac” and, together with Radian Guaranty, the “Parties”) related to a group of 25,760 first-lien mortgage loans held by Freddie Mac that are insured by Radian Guaranty and were in default as of December 31, 2011 (the “Subject Loans”). Radian Guaranty has paid claims and, where appropriate, has exercised rights under the insurance policies covering these loans (the “Master Policies”) to deny and curtail claims and rescind or cancel coverage (collectively, “Loss Mitigation Activity”) with respect to a portion of these Subject Loans. The Parties expect that Radian Guaranty will pay additional claims and for additional Loss Mitigation Activity to take place with respect to a portion of these Subject Loans in the future. As further described below, the MTA provides for the future treatment of the Subject Loans with respect to claim payments, Loss Mitigation Activity, the termination of insurance coverage (other than as a result of Loss Mitigation Activity) and other matters. The MTA was not the result of any dispute between the Parties with respect to the Subject Loans.

With respect to the 25,760 Subject Loans, as of July 31, 2013, approximately $370 million of claims had been paid and the amount of Loss Mitigation Activity on the Subject Loans that had become final in accordance with the MTA was approximately $10 million. In addition, as of July 31, 2013, an additional approximately $140 million of Loss Mitigation Activity had occurred, but was not yet considered final in accordance with the MTA. Of the Subject Loans, as of July 31, 2013, approximately 4,856 loans were re-performing (i.e., no longer in default), and approximately 9,756 loans remained in our defaulted portfolio.

Pursuant to the MTA, at the closing of the transaction on August 29, 2013, under the MTA:

(a)	In connection with future claim payments on the Subject Loans, Radian Guaranty paid to Freddie Mac $255 million (the “Closing Date Payment”). The Closing Date Payment represents $625 million, less $370 million in respect of claims Radian Guaranty previously paid on the Subject Loans as of July 12, 2013 (the “Cut-off Date”); and

(b)	In connection with future Loss Mitigation Activity on the Subject Loans, Radian Guaranty deposited into a collateral account (the “Collateral Account”) $205 million (the “Initial Collateral Amount”). The Initial Collateral Amount represents $215 million, less the amount of Loss Mitigation Activity on the Subject Loans that is considered final by the terms of the MTA through the Cut-off Date. For purposes of the MTA, Loss Mitigation Activity is calculated as (i) the amount of policy coverage under the Subject Loans that Radian Guaranty rescinded or cancelled in accordance with the terms of the applicable Master Policy and (ii) the amount of policy claims submitted under the Subject Loans that Radian Guaranty denied or curtailed in accordance with the terms of the applicable Master Policy.

Pursuant to the MTA, Radian Guaranty has agreed to administer all claims submitted with respect to the Subject Loans in accordance with (i) the terms of the applicable Master Policy, (ii) in a manner consistent with Radian Guaranty’s claims handling practices utilized by Radian Guaranty in the ordinary course for its insured loans other than the Subject Loans as in effect at the time such claims are processed, and (iii) in a manner similar to actions taken by Radian Guaranty in similar cases.

On the terms set forth in the MTA, the transaction caps Radian Guaranty’s total exposure with respect to the Subject Loans (including Subject Loans that currently are re-performing) to $840 million, including claims paid prior to the Cut-off Date. Radian Guaranty has no additional claim exposure on the Subject Loans, regardless of whether the ultimate amount of total claims paid on the Subject Loans would have been greater or less than that amount. Amounts in the Collateral Account will be released to either Radian Guaranty or Freddie Mac, depending on the amount of future Loss Mitigation Activity on the Subject Loans, in accordance with the following:

(i)	After August 29, 2015, amounts in the Collateral Account may be released to Radian Guaranty from time to time to the extent of Loss Mitigation Activity that has become final through such measurement dates as are set forth in the MTA. The Initial Collateral Amount less the amount of Loss Mitigation Activity that has become final under the MTA is referred to as the “Remaining Coverage Amount.” The Remaining Coverage Amount represents Radian Guaranty’s remaining payment obligation to Freddie Mac under the Subject Loans. The Remaining Coverage Amount will decrease to the extent that Loss Mitigation Activity after the Cut-off Date becomes final in accordance with the terms of the MTA.

(ii)	At any time after August 29, 2015, Radian Guaranty has the option (the “Early Termination Option”) to conclude the transactions under the MTA by paying to Freddie Mac an amount equal to the then Remaining Coverage Amount.

(iii)	On August 29, 2017 (the “Year Four Settlement Date”), Radian Guaranty will be required to make a final payment to Freddie Mac equal to the then Remaining Coverage Amount, if any, subject to certain adjustments designed to allow for any Loss Mitigation Activity that has not become final or any claims evaluation that has not been completed as of that date (“Remaining Pending Claims”).

Radian Guaranty has granted Freddie Mac a security interest in the Collateral Account and all securities on deposit therein, in order to secure certain of Radian Guaranty’s obligations to pay to Freddie Mac any Remaining Coverage Amount due under the terms of the MTA.

The transactions under the MTA will conclude on the earliest to occur of the following dates (such earliest date, the “General Certificate Cancellation Date”): (x) the Year Four Settlement Date, (y) the date that the Remaining Coverage Amount is reduced to $0 (but in any event, not before August 29, 2015) and (z) the date upon which Radian Guaranty exercises its

Early Termination Option. Radian Guaranty’s insurance on the Subject Loans (other than in respect of Subject Loans that are subject to Remaining Pending Claims and Returned Loans (as defined below)) will remain in effect until the General Certificate Cancellation Date or earlier in accordance with the applicable Master Policy. Following the General Certificate Cancellation Date, Radian Guaranty has agreed to continue administering Remaining Pending Claims until such claims have been finally resolved.

In the event that any of the Subject Loans are repurchased by a seller/servicer from Freddie Mac in accordance with the applicable purchase contract and/or servicing agreement prior to the General Certificate Cancellation Date, other than as a result of Loss Mitigation Activity (the “Returned Loans”), the certificates of insurance with respect to such Returned Loans shall remain in effect in accordance with the applicable Master Policy and Freddie Mac shall pay to Radian Guaranty an amount equal to any claims paid by Radian Guaranty in respect of such Returned Loans.

The above description of the MTA does not purport to be a complete description of the MTA and is qualified in its entirety by reference to the full text of the MTA which is filed as an exhibit to this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

10.1	Master Transaction Agreement, dated as of August 29, 2013, by and between Radian Guaranty Inc. and Federal Home Loan Mortgage Corporation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RADIAN GROUP INC.
(Registrant)

Date: August 29, 2013	By:	/s/ Edward J. Hoffman
Edward J. Hoffman
General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Master Transaction Agreement, dated as of August 29, 2013, by and between Radian Guaranty Inc. and Federal Home Loan Mortgage Corporation.